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                                                                Exhibit 99(h)(2)

                                    EXHIBIT B

                               DELEGATED SERVICES

The following transfer agency related services required to be performed under this Agreement are delegated by PFPC to UBS Global AM which may, in turn, further delegate any or all of such duties to an affiliated or unaffiliated entity. UBS Global AM or its delegate shall provide the following services:

a. Establish and maintain a dedicated service center with sufficient facilities, equipment and skilled personnel to address all shareholder inquiries received by telephone or mail regarding the Funds and their accounts;

b. Provide timely execution of exchanges specifically requested by Fund shareholders;

c. Issue checks from proceeds of Fund share redemptions to shareholders as directed by the shareholders or their agents;

d.   Process and maintain shareholder account registration information;

e. With respect to customer accounts maintained through brokerage firms, review new applications and correspond with shareholders to complete or correct information;

f. Prepare and mail monthly or quarterly consolidated account statements that reflect Fund balances and transactions (such information to be combined with other activity and holdings in investors' brokerage accounts);

g. Establish and maintain a dedicated service center with sufficient facilities, equipment and skilled personnel to address all inquiries from dealers that sell Fund shares regarding operational issues and performance;

h. Capture, process and mail required tax information to shareholders and report this information to the Internal Revenue Service;

i. Provide the capability to margin Funds held within the client's brokerage account;

j. Prepare and provide shareholder registrations for mailing of proxies, reports and other communications to shareholders;

k. Develop, maintain and issue checks from the Automatic Cash Withdrawal Plan if offered within the client's brokerage account;

l. Maintain duplicate shareholder records and reconcile those records with those at the transfer agent;

m. Process and mail duplicate monthly or quarterly statements to investment professionals;

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n.   Establish and maintain shareholder distribution options (i.e., election to have dividends paid in cash, rather than reinvested in Fund shares);

o. Process and mail purchase, redemption and exchange confirmations to Fund shareholders and investment professionals;

p. Issue dividend checks to shareholders that select cash distributions to their brokerage account;

q. Develop and maintain the automatic investment plan offered within the client's brokerage account; and

r. Provide bank-to-bank wire transfer capabilities related to transactions in Fund shares.